Exhibit 99.1

FISCHER IMAGING SHARES TO BE DELISTED FROM NASDAQ NATIONAL MARKET EFFECTIVE JULY 7, 2003

DENVER, July 2, 2003 — Fischer Imaging Corporation (NASDAQ: FIMGE) said today it has received notice from the NASDAQ Listing Qualifications Panel that its shares will be delisted from the NASDAQ National Market as of the open of trading July 7, 2003.  The company expects that its shares will be available for trading on the Pink Sheets.

The company said the delisting results from its delay in filing its annual report on Form 10-K for 2002 and its Form 10-Q for the first quarter of 2003.  Listing requirements specify such a filing within 90 days of the close of the fiscal year for the Form 10-K, and 45 days after quarter end for the Form 10-Q.

The company further stated that, as soon as practical, the company will release condensed, unaudited financial information for the years 2000, 2001 and 2002 and the first quarter of 2003.  As soon as practical thereafter, the company intends to file a Form 8-K with the SEC including substantive disclosure similar to that which would have been set forth in its Form 10-K and Form 10-Q for the relevant periods, but that the financial information would not be audited or reviewed by its outside auditors.  The company’s disclosure will include restated financial statements for 2000 and 2001.  The restatements for 2000 and 2001 and the first three quarters of 2002 are primarily related to revenue recognition timing issues, inventory obsolescence, re-work and warranty inventory issues, vendor receivables and other matters.

The company will file its Form 10-K for 2002, and its 2003 Forms 10-Q when its auditors, Ernst & Young LLP, have completed their audit and review work of the relevant periods.

About Fischer Imaging

Fischer Imaging Corporation designs, manufactures, and markets specialty medical imaging systems for the screening and diagnosis of disease.  The company’s focus area is women’s health, particularly the diagnosis and screening of breast cancer.  Fischer Imaging’s Radiology, Electrophysiology, and Surgery (RE&S) division has produced general-purpose x-ray imaging systems since 1910, making the company the oldest manufacturer of x-ray imaging devices in the United States.  For more information, visit www.fischerimaging.com.

Safe Harbor Statement

This press release contains forward-looking statements about Fischer Imaging Corporation’s release of financial results for its years ended 2000, 2001 and 2002 and for related matters.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially.  Factors that could cause results to differ include: a review of certain of the company’s accounting matters is currently being conducted under the auspices of the audit committee of the board of directors; the company may identify additional transactions or matters that require accounting adjustments; the time required to complete the audit committee’s review and to permit the company’s auditors to complete their audit of 2002 and re-audits of prior years will depend on substantial additional work by the company and the availability of historical records; and it is not known at this time when the company will be able to file its annual report on Form 10-K. Uncertainty concerning the company’s business and financial results could impair its relationships with customers, which could adversely affect its revenues in future periods. More information on risks and uncertainties related to the company and its business may be found in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:
Fischer Imaging Corporation
Stephen G. Burke, 303/450-4318